 Exhibit 99.1

SAMSON OIL & GAS ENTERS INTO PURCHASE AND SALE AGREEMENT

Denver 1700 hours May 10th, 2017, Perth 0700 hours May 11th 2017

Sale of State GC assets

Further to the announcement made on May 8th, 2017, Samson advises that it has entered into a Purchase and Sale agreement with respect to its State GC assets in New Mexico with a private US based energy company. The sale price of these assets is $1.2 million. The sale will be effective May 1, 2017 and is expected to close on May 24th, 2017. The funds received will be used to pay down Samson’s current facility with Mutual of Omaha but will be available for redraw.

SAMSON OIL & GAS LIMITED

TERRY BARR

Managing Director

For further information please contact, Terry Barr, CEO on 303 296 3994 (US office)

Statements made in this press release that are not historical facts may be forward looking statements, including but not limited to statements using words like “may”, “believe”, “expect”, “anticipate”, “should” or “will.” Actual results may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated or estimated by any forward looking information, including uncertainties inherent in estimating the methods, timing and results of exploration activities. A description of the risks and uncertainties that are generally attendant to Samson and its industry, as well as other factors that could affect Samson’s financial results, are included in the prospectus and prospectus supplement for its recent Rights Offering as well as the Company's report to the U.S. Securities and Exchange Commission on Form 10-K, which are available at www.sec.gov/edgar/searchedgar/webusers.htm.

Samson’s Ordinary Shares are traded on the Australian Securities Exchange under the symbol "SSN". Samson's American Depository Shares (ADSs) are traded on the New York Stock Exchange MKT under the symbol "SSN". Each ADS represents 200 fully paid Ordinary Shares of Samson. Samson has a total of 3,283 million ordinary shares issued and outstanding, which would be the equivalent of 16.41 million ADSs. Accordingly, based on the NYSE MKT closing price of US$0.51 per ADS on May 5th, 2017, the Company has a current market capitalization of approximately US$8.4 million. Correspondingly, based on the ASX closing price of A$0.003 for ordinary shares on May 5th, 2017, the Company has a current market capitalization of approximately A$9.8 million.